Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form 10-K (No. 333-132193) Forms S-3 (No. 333-104097 and No. 333-117742) and in the Registration Statements on Forms S-8 (No. 333-113898, No. 333-113897, No. 33-36132, No. 33-53333, No. 333-67027, No. 333-71311, No. 333-88015, No. 333-60216, No. 333-105362 and No. 333-124589) of Anheuser-Busch Companies, Inc. of our report dated May 12, 2006 relating to the financial statements of Grupo Modelo S.A. de C.V. as of and for December 31, 2005, which appears in this Annual Report on Form 10-K/A of Anheuser-Busch Companies, Inc.

PricewaterhouseCoopers, S.C.

José A. Salazar Tapia, C.P.
Mexico City, Mexico
May 19, 2006

100 México Años
1906-2006